Exhibit 4.(c).2

Copy for signature

21 November 2005

Private & Confidential
Mr William Friedrich
The Old Rectory
Rosemary Lane Alford
Cranleigh
Surrey
GU6 8EU

Dear Bill

Further to Stefan Rickett’s appointment as General Counsel on 1 September 2005, the purpose of this letter is to amend your contract of employment to reflect the fact that you ceased to be General Counsel with effect from 1 September 2005.

Accordingly, on 1 September 2005 your job title was amended to that of Deputy Chief Executive.

This letter constitutes an amendment, effective 1 September 2005, to the terms previously issued to you under the provisions of the Employment Rights Act 1996.

If you have any queries concerning the above, please do not hesitate to contact me.

Please confirm your acceptance of this variation by signing and dating the attached copy of this letter. Except as set out above, the terms and conditions of your current contract of employment would remain in full force should you accept the proposed variation.

As your contract of employment was executed as a deed, please have your signature witnessed and then return the signed and witnessed copy letter to me in the envelope provided.

Yours truly

/s/ Frank Chapman
……………………………………… ........................................

I accept the variation to my contract of employment as set out in this letter.

Signed:	/s/ William Friedrich
……………………………………..

Dated:	13/03/06
……………………………………..

Witnessed:	……………………………………..
BG Group plc Frank J Chapman Chief Executive Thames Valley Park Reading Berkshire RG6 1PT UK www.bg-group.com Tel +44(0)118 929 2005 Fax +44(0)118 929 2007 frank.chapman@bg-group.com

BG Group plc
Registered in England No. 3690065 Registered Office 100 Thames Valley Park Drive Reading Berkshire RG6 1PT UK